                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                           SEC File Number: 000-09483

(Check One)       [X] Form 10-K [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q [ ] Form N-SAR

                  For Period Ended: April 30, 2004

                  [ ] Transition Report on Form 10-K
                  [ ] Transition Report on Form 20-F
                  [ ] Transition Report on Form 11-K
                  [ ] Transition Report on Form 10-Q
                  [ ] Transition Report on Form N-SAR

                  For the Transition Period Ended:________________

If the notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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PART I - REGISTRANT INFORMATION

Tomahawk Industries, Inc.
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Full Name of Registrant

N/A
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Former Name if Applicable

240 West 35th Street, Suite 402
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Address of Principal Executive Office (Street and Number)

New York, NY 10001
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] | (a) The reasons described in reasonable detail in Part III of this form
    |     could not be eliminated without unreasonable effort or expense;
[X] | (b) The subject annual report, semi-annual report, transition report on
    |     Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
    |     portion thereof, will be filed on or before the fifteenth calendar
    |     day following the prescribed due date; or the subject quarterly
    |     report or transition report on Form 10-Q, or portion thereof, will
    |     be filed on or before the fifth calendar day following the
    |     prescribed due date; and
[_] | (c) The accountant's statement or other exhibit required by Rule
    |     12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Company needs additional time to finalize its financial statements in order to insure accurate reporting of its financial condition and results of operations for the year ended April 30, 2004, as well as to complete a review of its Form 10-KSB by its accountants and attorneys. The Company undertakes the responsibility to file such annual report no later than fifteen days after its original date.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

      Anthony L. Havens           (212) 563-35235
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      (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the
    Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
    of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                 [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [_] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Tomahawk Industries, Inc.
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(Name of Registrant as Specified in Charter)

has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date: June 29, 2004                    By: /s/ Anthony L. Havens
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                                          Anthony L. Havens
                                          President and
                                          Chief Operating Officer